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Exhibit 8.2

[LETTERHEAD OF KPMG LLP]

The Directors
Carnival Corporation
3655 NW 87th Avenue
Miami, Florida
33178-2428
USA

The Directors
Carnival plc
5 Gainsford Street
London
SE1 2NE

29 May 2003

Dear Ladies and Gentlemen

UK tax opinion

We have acted as UK tax advisors to Carnival plc and Carnival Corporation (the "Companies") in connection with the preparation of the Registration Statement on Form S-4 (the "Registration Statement") filed by the Companies on 30 May 2003 under the Securities Act of 1933, as amended (the "Securities Act"). The Registration Statement relates to the offering of a guarantee by Carnival Corporation to the holders of Carnival plc's 7.30% Notes due 2007 and 7.875% Debentures due 2007 (collectively, the "Securities") and the solicitation of consents by Carnival plc to amend the terms of the Securities.

We hereby confirm to you that in our opinion, subject to the assumptions and limitations set forth in the Registration Statement ("Prospectus") and the qualifications set forth therein and herein, the statements set forth in the Prospectus under the caption "Material United Kingdom Tax Considerations" are a fair and accurate summary of the matters therein discussed.

Our opinion is conditional upon, among other things, the initial and continuing accuracy of the facts, information, representations, warranties and covenants set forth in the Prospectus and the performance of all undertakings contained in the documents referred to therein and the performance of all undertakings contained in the documents referred to in the Prospectus. We have not attempted to independently verify the accuracy of any information in any such documents. If any of the facts or assumptions are not correct, our advice could be affected.

Our opinion on the UK tax consequences for U.S. resident holders of the Securities is based upon current UK tax law and UK Inland Revenue practice. Our opinion is limited to the matters addressed herein. We give no opinion with respect to the U.S. federal, state or local taxes or any other non-UK taxes. Our opinion does not address issues that may be material to an individual based on his or her particular tax situation. In particular, our opinion does not address the UK tax consequences for holders of the securities resident outside the U.S. Our opinion is not binding on the UK Inland Revenue and does not constitute a guarantee that the UK Inland Revenue will not challenge the tax treatment of the transaction contemplated in the Prospectus.

We hereby consent to the filing of this letter as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under the Securities Act.

Yours faithfully

/s/ KPMG LLP

KPMG LLP

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  Exhibit 8.2
[LETTERHEAD OF KPMG LLP]